Exhibit 99.1

Receptos Reports Second Quarter 2014 Financial Results

- Completes enrollment of Phase 2 trial of RPC1063 in Ulcerative Colitis; data expected in fourth quarter of 2014 -

- Announces oral platform presentation of Phase 2 data for RPC1063 in Relapsing Multiple Sclerosis at MS Boston 2014 -

- Enrollment in Phase 3 trial of RPC1063 in Relapsing Multiple Sclerosis proceeding on schedule -

- Conference Call Today at 8 a.m. Eastern Time -

San Diego, CA, August 12, 2014 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today provided development program updates and announced financial results for the second quarter ended June 30, 2014.

“We are aggressively driving forward with Phase 3 after recent positive results from our Phase 2 trial of RPC1063 in Relapsing Multiple Sclerosis,” said Faheem Hasnain, Chief Executive Officer of Receptos. “We anticipate results of the Phase 2 trial of RPC1063 in Ulcerative Colitis in the fourth quarter, which will inform our potential future plans in inflammatory bowel disease. With over $300 million in cash at the end of the second quarter, we are very well capitalized to execute on the development plan for RPC1063, as well as to make further progress with our pipeline programs.”

Development Program Updates

RPC1063 in Relapsing Multiple Sclerosis (RMS)

•	Receptos announced positive results of the Phase 2 portion of the RADIANCE trial of its selective S1P1 receptor modulator, RPC1063, in RMS. The trial met the primary endpoint, reduction in MRI brain lesion activity, as well as key secondary MRI-based endpoints. The overall safety profile of RPC1063 was consistent with the results of prior trials, and continues to support differentiation against other oral agents for the treatment of RMS. Receptos is currently enrolling the first of two Phase 3 trials under a Special Protocol Assessment with the FDA.

•	The Company was notified that its abstract for the Phase 2 RADIANCE trial was selected for a late breaking oral platform presentation at MS Boston, which is a joint ACTRIMS/ECTRIMS meeting. The presentation is scheduled for Saturday, September 13, 2014.

RPC1063 in Ulcerative Colitis (UC)

•	Receptos completed enrollment in its randomized Phase 2 study (TOUCHSTONE) for the treatment of UC, a serious gastrointestinal disease. Top-line results for this study are anticipated in the fourth quarter of 2014. The primary objective of TOUCHSTONE is to demonstrate superior clinical efficacy of RPC1063 compared to placebo for the induction of clinical remission in patients with moderately to severely active UC.

RPC4046 in Eosiniphilic Esophagitis (EoE)

•	Receptos is planning a randomized, placebo-controlled, proof-of-concept Phase 2 study in patients with active EoE, a GI-related immunological indication with high unmet need. The Company has an open IND with the Division of Gastroenterology of the FDA and plans to begin enrollment of this trial in 2H 2014.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•	Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule, positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes. Internally developed, orally administered lead compounds have shown single agent glucose lowering and weight loss effects in a diabetic disease model as well as activity that is synergistic with metformin in combination studies. Receptos plans to identify a lead candidate in Q4 2014 with the expectation of subsequently initiating IND-enabling studies.

Corporate updates

•	In June, Receptos completed an underwritten public offering of approximately 5.1 million shares of common stock at an offering price of $40.25 per share, resulting in gross proceeds of approximately $205 million.

•	Receptos recently announced the additions of Mary Szela and Richard Heyman to its Board of Directors. Ms. Szela, the Chairperson of Melinta Therapeutics, was previously Senior Vice President of Global Strategic Marketing and Services at Abbott Laboratories and also served as its Senior Vice President of US Pharmaceuticals. Dr. Heyman has recently served as Chief Executive Officer of two private companies: Seragon Pharmaceuticals, which will be acquired by Roche Group for up to $1.7 billion in transaction value, and Aragon Pharmaceuticals, which was acquired in 2013 by Johnson and Johnson for up to $1.0 billion in transaction value. Amir Nashat, a managing partner of Polaris Partners, retired from the Board of Directors.

Upcoming milestones

•	September 13, 2014: Oral platform presentation of RADIANCE (Phase 2 portion of trial of RPC1063 in RMS)

•	2H 2014: Initiation of Phase 2 trial of RPC4046 in EoE

•	Q4 2014: Top-line results of TOUCHSTONE (Phase 2 trial of RPC1063 in UC)

Financial highlights for the three months ended June 30, 2014

•	Total revenues for the second quarter of 2014 were $1.1 million, compared to $1.2 million for the second quarter of 2013. Revenue during these periods consisted primarily of amortization of upfront fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received under our collaborative arrangements. The decrease in our collaborative revenues during 2014 in comparison to the prior year reflects the termination of R&D funding from Ono in connection with the December 2013 amendment of our agreement with them.

•	Total operating expenses for the second quarter of 2014 were $24.2 million, compared to $11.0 million for the second quarter of 2013.

•	Research and development (“R&D”) expenses were $20.4 million for the second quarter of 2014 compared to $9.4 million for the second quarter of 2013. The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 startup costs for our Phase 2/3 trial of RPC1063 in RMS, and increased activity related to the Phase 2 trial of RPC1063 in UC.

•	General and administrative (“G&A”) expenses were $3.8 million for the second quarter of 2014 compared to $1.6 million for the second quarter of 2013. The increase in G&A expenses is primarily related to the expansion of our operating activities and costs associated with being a publicly traded company.

•	Net loss attributable to common shareholders increased from $9.9 million to $23.2 million. Net loss for the quarter included stock-based compensation expense of $2.8 million.

•	Receptos had $333.4 million in cash and cash equivalents, debt of $5.0 million and approximately 28.1 million shares of common stock outstanding on a fully diluted basis as of June 30, 2014.

Conference Call Today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the second quarter 2014 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), participant code 79079982. The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 79079982.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the sufficiency of the Company’s capital position over future periods, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals (such as the completion of clinical trials and availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for RPC1063, RPC 4046 and the GLP-1 positive allosteric modulator program, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

RECEPTOS, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Collaborative revenue	$1,100	$1,238	$2,450	$2,726
Operating expenses:
Research and development	20,408	9,441	40,415	17,461
General and administrative	3,763	1,589	6,522	2,651

Total operating expenses	24,171	11,030	46,937	20,112

Loss from operations	(23,071)	(9,792)	(44,487)	(17,386)
Interest income	76	5	149	6
Interest and other expense	(159)	(131)	(316)	(131)

Net loss	(23,154)	(9,918)	(44,654)	(17,511)
Preferred stock deemed dividend	—	—	—	(2,056)

Net loss attributable to common stockholders	($23,154)	($9,918)	($44,654)	($19,567)

Net loss per common share, basic and diluted	($1.04)	($0.98)	($2.06)	($3.27)

Shares used to compute net loss per common share, basic and diluted	22,181	10,151	21,691	5,982

Note - The calculation of net loss per common share for the three and six months ended June 30, 2013 includes the impact of the conversion of all of the Company’s then outstanding Series A and B convertible preferred stock into 9,644,000 shares of common stock in connection with our initial public offering in May 2013.

RECEPTOS, INC.

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of June 30,	As of December 31,
	2014	2013
Cash, cash equivalents and short-term investments	$333,373	$69,490
Working capital	318,512	54,263
Total assets	348,595	71,228
Term debt	5,009	4,915
Financing liability for leased facility	12,000	—
Total liabilities	32,853	20,433
Common stock and additional paid-in capital	456,309	146,698
Total stockholders’ equity	315,742	50,795